Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-139169) pertaining to the NextWave Wireless Inc. 2005 Stock Incentive Plan, the Cygnus Communications, Inc. 2004 Stock Option Plan and the PacketVideo Corporation 2005 Equity Incentive Plan of NextWave Wireless Inc. of our report dated March 26, 2007, except for Note 14, as to which the date is March 29, 2007, with respect to the consolidated financial statements and schedule of NextWave Wireless Inc. included in the Annual Report (Form 10-K) for the year ended December 30, 2006.

/s/ Ernst & Young LLP

San Diego, California
March 29, 2007